Exhibit 10.1

FlexShopper, Inc.

Non-Employee Director Compensation Policy

Members of the Board of Directors (the "Board") of FlexShopper, Inc. (the "Company") who are not employees of the Company or any subsidiary of the Company and have not been appointed to the Board in connection with an Investor Rights Agreement ("Directors") shall be paid the following amounts in consideration for their services on the Board.

Annual Compensation

Cash Compensation

Each Director shall be paid an annual cash retainer of $30,000 prorated for partial years of service and paid quarterly in arrears. Committee members shall be paid the following additional annual cash retainer amounts paid quarterly in arrears:

Audit Committee Chair:	$5000
Audit Committee Member:	$2500
Compensation Committee Chair:	$5000
Compensation Committee Member:	$2500
Corporate Governance and Nominating Committee Chair:	$5000
Corporate Governance and Nominating Committee Member:	$2500

Equity Compensation

On the first trading day following December 31 of each year (each, an "Option Grant Date"), each Director will also be awarded a number of Options to purchase 6,000 shares of the Company's common stock ("Common Stock"). All Director Options under this Policy shall be made under and pursuant to the Plan (as defined below). The Options shall not become vested until the first anniversary of the Option Grant Date (the "Annual Award Vesting Date"). If a Director ceases to serve as a Director before the Annual Award Vesting Date due to the Director's death, or if there is a Change of Control prior to the Annual Award Vesting Date, then the Options shall become fully vested as of the date of such death or Change of Control, as applicable. If a Director ceases to serve as a Director at any time for any reason other than death before the earlier of the Annual Award Vesting Date or a Change of Control, then the annual equity grant shall become vested pro rata (based on the number of days between the Option Grant Date and the date of cessation of services divided by 365), and to the extent the Options are not thereby vested they shall be forfeited as of the date of such cessation of services.

Equity Award Terms

Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Company's 2015 Omnibus Equity Compensation Plan (the "Plan"). Any Options issued in accordance with the terms of this Policy shall be made under and pursuant to the Plan. The Board, in its sole discretion and in recognition for meritorious service, may elect to vest up to 100% of a Director's unvested equity awards upon retirement.

Expense Reimbursement

The compensation described in this Policy is in addition to reimbursement of all out-of-pocket expenses incurred by Directors in attending meetings of the Board.

Employee Directors

An employee of the Company who serves as a director on the Board or on the board of directors of a Company subsidiary receives no additional compensation for such service.

Section 409A

This Policy is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Policy shall be interpreted and administered to be in compliance therewith. Any payments described in this Policy that are due within the "short-term deferral period" as defined in Code Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise.

Adopted Effective May 10, 2017

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